Exhibit (a)(1)(S)

Form of Expiration Notice Email

From:	Sarah Sardella
Subject:	Expiration of the Exchange Offer
To:	Eligible Employees with Eligible Options
Date:	November 17, 2022

The Exchange Offer described in the Offer to Exchange Eligible Options for New Restricted Stock Units, dated October 19, 2022 (the “Offer Documents”), has expired, and no additional Election Forms or Notice of Withdrawal of Election Forms may be submitted.

If you are an Eligible Employee and have delivered a properly completed and signed Election Form to tender your Eligible Options before the Expiration Time, and did not subsequently deliver a Notice of Withdrawal, you will receive a separate email confirming our acceptance of your tendered Eligible Options.

Any Eligible Options you did not tender for exchange will remain outstanding and subject to their original terms.

If you have any questions, please contact AskHR@tcr2.com.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Exchange Offer documents.